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                                  EXHIBIT 6.17

                                PROMISSORY NOTE

USD $72,800.00                                          Dated: 02 January 1996


FOR VALUE RECEIVED, the undersigned promises to pay to the order of ADVANCED GAMING TECHNOLOGY, INC., the sum of seventy two thousand eight hundred (USD 72,800.00) United States Dollars. Payment of principal is due, either in part or full at any time on or before 17 January 2001. The outstanding principal amount shall bear interest at the rate of United States Base Rate as may be set from time to time and shall be due and payable on a monthly basis. All payments are to be made at PO Box 11610, Suite 2482 - 650 West Georgia Street, Vancouver, BC, Canada V6B 4N9, or at such other place as the holder hereof may from time to time designate.

IN WITNESS WHEREOF the parties have caused this Promissory Note to be executed on the date first above written.


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     Witnessed                              ROBERT C. SILZER, SR.